                                 Exhibit 99.2

           BOSTON LIFE SCIENCES ADVANCES START OF CLINICAL TRIAL FOR
                   ATTENTION DEFICIT HYPERACTIVITY DISORDER

Clinical development based on recently-reported results published in The Lancet

January 25, 2000--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company has completed its plans for the clinical development of Altropane(TM) for the diagnosis of Attention Deficit Hyperactivity Disorder
(ADHD). The Company expects to initiate its Phase II/III program at the end of the first quarter of 2000. The Company's plans were finalized after discussing with the FDA the appropriate structure for the Phase II and III clinical trials. The structure of these trials is based on the data recently published in the medical journal The Lancet. The Lancet article documented the ability of Altropane to detect a highly statistically significant excess in the number of dopamine transporters (DATs) in the midbrain of subjects with long-standing ADHD compared to normal individuals. The Company believes that the detection of this physiological abnormality in ADHD individuals will demonstrate Altropane's effectiveness as a diagnostic imaging agent for ADHD.

"We will be submitting a Fast Track application for Altropane in the ADHD indication based on `unmet medical need', since there is presently no objective biologic test for ADHD available," stated Marc Lanser, MD, and Chief Scientific Officer of BLSI.

"Based on the compelling human data recently published in The Lancet by Dr. Alan Fischman, Chief of Nuclear Medicine at the Massachusetts General Hospital, we plan to perform a 40 subject Phase II trial in order to expand the database on normal individuals and to elaborate on the findings of The Lancet study. We will then proceed with two parallel Phase III studies in adults 20 - 40 years of age. Upon obtaining successful results of these trials, we will then file for marketing approval for Altropane to diagnose ADHD in adults. Upon completion of these parallel adult trials, in line with guidance from the FDA, we will initiate a comprehensive Phase III study in children in order to expand the indication for this diagnostic to serve the millions of schoolchildren for whom the diagnosis of ADHD is often a perplexing issue for doctors, educators and parents. The same diagnostic agent, Altropane, is currently completing a Phase III trial for the diagnosis of Parkinson's Disease. Approximately 85% of patient enrollment is completed. We expect to finish that study at the end of the first quarter of this year, and to file for marketing approval for the Parkinson's Disease indication as soon as possible thereafter," added Dr. Lanser.

"We are extremely excited by the total market prospects for Altropane in both PD and ADHD," commented David Hillson, the Company's President and Chief Executive Officer. "It is estimated that 250,000 individuals per year present to their physician with new, undiagnosed movement disorders, and are therefore candidates for an Altropane scan to diagnose or rule-out early Parkinson's Disease. In the far larger ADHD market, a conservatively estimated 1.5 million adults between the ages of 20 to 40 are tentatively diagnosed with ADHD. The most significant single market is, of course, the 5 million children who are categorized as ADHD. The annual incidence (new cases) is about 500,000. We believe that an effective diagnostic for ADHD will provide a much-needed objective basis for therapeutic intervention with drugs such as Ritalin(R). Totaling the use of Altropane for both PD and ADHD indications, this imaging agent has the potential, if approved, to become one of the largest selling radiopharmaceuticals ever developed. Our preliminary projections point toward a combined potential of 300,000 to 500,000 scans per year."

BLSI is developing novel diagnostics for Parkinson's Disease and ADHD as well as treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Altropane, BLSI's products in preclinical development include: Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; fusion toxins for the treatment of cancer and multiple sclerosis; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: regulatory decisions, results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, the availability and adequacy of financial resources, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.


FOR FURTHER INFORMATION, PLEASE CONTACT:

Media                    Investors                   Corporate
Jim Weinrebe             Maria Zapf                  Boston Life Sciences, Inc.
Schwartz Communications  Boston Life Sciences, Inc.  Marc Lanser, MD
781.684.0770             617.425.0200                Chief Scientific Officer
                         www.bostonlifesciences.com  617.425.0200

                                       7